UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Item 1:    On August 27, 2007, The Topps Company, Inc. (‘‘Topps’’) issued the following press release:

Topps Reschedules Special Meeting of Stockholders To Vote On Proposed Merger
For September 19, 2007

New York, August 27, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) announced today that the special meeting of Topps’ stockholders to consider and vote on the proposed merger agreement with affiliates of The Tornante Company LLC and Madison Dearborn Partners, LLC has been rescheduled for Wednesday, September 19, 2007 at 11:00 a.m., local time, at Topps’ executive offices located at One Whitehall Street, New York, NY 10004. The August 10, 2007 record date for stockholders entitled to vote at the special meeting has not been changed.

After careful consideration, the Executive Committee of the Topps Board of Directors has decided to reschedule the special meeting to vote on the Tornante-MDP merger so that all Topps stockholders can evaluate recent developments when deciding how to vote their shares. In particular, the Executive Committee believes that stockholders should have the opportunity to consider the fact that Upper Deck has very recently withdrawn its tender offer and ceased negotiating with Topps to reach a consensual agreement, and that no other bidder has emerged to acquire Topps. In addition, as a result of the developments with Upper Deck, Topps would like additional time to communicate with investors about the proposed $9.75 all cash merger with Tornante-MDP, which the Executive Committee believes would provide stockholders with full and fair value for their shares. Finally, given the recent turmoil in the credit markets and the impact that this turmoil may have on alternatives to the merger (including alternatives proposed by Crescendo Partners), Topps believes stockholders should be provided with additional time to consider whether to vote in favor the transaction.

The Executive Committee continues to believe that the $9.75 all cash merger transaction with Tornante-MDP is in the best interest of Topps stockholders. Although most of the shares have not yet been voted, with only four business days remaining, based on the advice of Topps’ proxy solicitor and discussions with certain investors, the Executive Committee believes that if the meeting were to be held as scheduled on August 30, the Tornante-MDP merger would likely not receive the support of the holders of the majority of the outstanding Topps shares needed to approve the transaction. If stockholders vote against the proposed transaction, the Executive Committee believes that Tornante-MDP would terminate the merger agreement. The Executive Committee believes that such a result would be financially harmful to Topps stockholders, and, therefore, wants to provide them with more time to consider the implications of their vote.

Allan Feder, Lead Director of Topps’ Board, stated: ‘‘Unfortunately, as a result of the $10.75 bid by Upper Deck, many Topps stockholders expected to receive something higher than $9.75 for their shares, and our stock price reflected this expectation for several months. Now that Upper Deck’s illusory offer has been withdrawn, stockholders need to consider whether $9.75 is the best alternative available. The Executive Committee believes it is in the best interest of our stockholders to reschedule the meeting to further communicate our views without the distraction of proposals from Upper Deck.’’

As previously noted, the Tornante-MDP transaction has obtained all required domestic and foreign antitrust regulatory approvals relating to its acquisition of Topps.

Topps also announced that in the event stockholders vote against the Tornante-MDP merger, Topps will promptly thereafter file proxy materials for its annual meeting and the Topps Board will set a meeting and record date for the annual meeting of stockholders.

Lehman Brothers Inc. is serving as sole financial advisor to Topps and Willkie Farr & Gallagher LLP is serving as legal advisor.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company’s confectionery brands include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops as well as ‘‘Bazooka’’ bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

CONTACTS

Investors:
Betsy Brod / Lynn Morgen
MBS Value Partners, LLC
212-750-5800

Dan Burch / Dan Sullivan
Mackenzie Partners, Inc.
212-929-5940 / 1-800-322-2885

Media:
Joele Frank / James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Item 2:    In addition, on Augus 27, 2007, Topps mailed the following letter to stockholders:

IMPORTANT NOTICE OF CHANGE OF SPECIAL MEETING DATE

August 27, 2007

Dear Fellow Stockholder:

Today, Topps announced that that the special meeting of stockholders to consider and vote on the proposed merger agreement with affiliates of The Tornante Company LLC and Madison Dearborn Partners, LLC (the ‘‘Tornante-MDP transaction’’) has been rescheduled for Wednesday, September 19, 2007 at 11:00 a.m., local time, at Topps’ executive offices located at One Whitehall Street, New York, NY 10004. The August 10, 2007 record date for stockholders entitled to vote at the special meeting has not been changed.

CAREFULLY CONSIDER YOUR VOTE

The Executive Committee of the Topps Board of Directors has decided to reschedule the special meeting so that you and all Topps stockholders can evaluate recent developments when deciding how to vote your shares. Although most of the shares have not yet been voted, with only four business days remaining, based on the advice of Topps’ proxy solicitor and discussions with certain investors, the Executive Committee believes that if the meeting were to be held as scheduled on August 30, the Tornante-MDP merger would likely not receive the support of the holders of the majority of the outstanding Topps shares needed to approve the transaction. Furthermore, the Executive Committee believes that you should have the opportunity to consider the fact that Upper Deck has very recently withdrawn its tender offer and ceased negotiating with Topps to reach a consensual agreement, and that no other bidder has emerged to acquire Topps.

With Upper Deck’s illusory offer withdrawn, all Topps stockholders need to consider whether $9.75 is the best alternative available. The Executive Committee believes that it is and that the all cash merger with Tornante-MDP provides you with full and fair value for your shares.

THE $9.75 ALL CASH TORNANTE – MDP TRANSACTION
MAXIMIZES STOCKHOLDER VALUE

The all cash merger price of $9.75, which is a multiple of 13.1 times Topps’ EBITDA for fiscal year 2007, maximizes value for all stockholders. Moreover, the $9.75 per share cash offer is the only real offer Topps received as a result of an extensive and thorough value-maximization process that started over two years ago. Finally, given the recent turmoil in the credit markets and the impact that this turmoil may have on alternatives to the Tornante-MDP merger (including alternatives proposed by Crescendo Partners), Topps believes you should carefully consider whether to vote in favor the transaction. The Executive Committee believes that, if you were to vote against the proposed transaction, Tornante-MDP would terminate the merger agreement. The Executive Committee further believes that such a result would be financially harmful to all Topps stockholders, and, therefore, wants to provide you with more time to consider the implications of your vote. For these reasons and for the all the reasons stated in the proxy materials we previously sent to you, the Topps Board recommends that stockholders vote ‘‘FOR’’ the $9.75 per share cash merger.

YOUR VOTE IS IMPORTANT

Approval of the $9.75 per share cash merger at the special meeting requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed WHITE proxy card promptly in the envelope provided to vote FOR the merger. To ensure your shares are voted and received in time to be counted, vote by telephone or internet today.

Thank you for your support.

Sincerely,

Allan Feder	Arthur T Shorin
Lead Director	Chairman and Chief Executive Officer

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com